David C. Hurley Elected to Genesee & Wyoming Inc. Board of Directors

Greenwich, Conn., July 19, 2005 – The Board of Directors of Genesee & Wyoming Inc. (GWI) (NYSE: GWR) has elected David C. Hurley, Vice Chairman of PrivatAir, Geneva, Switzerland, to serve as a Director effective July 15.

Mr. Hurley, based at PrivatAir’s U.S. headquarters in Stratford, CT, has been Vice Chairman of PrivatAir since February 2003. Previously, he was Chief Executive Officer of PrivatAir following its acquisition of Flight Services Group (FSG) by PrivatAir in 2000. Mr. Hurley founded FSG in 1984, and led its successful growth into one of the world’s leading providers of corporate aircraft management, executive charter and aircraft sales and acquisitions in the U.S. Mr. Hurley has over 40 years of experience in operations, marketing and sales in the aerospace and telecommunications industries.

He currently serves on the Board of Directors of BE Aerospace, Inc., Aerosat, Inc., Ionatron Inc., ExelTech Aerospace, Inc., and The Smithsonian Institution’s National Air and Space Museum.

“We are honored to have David Hurley join our Board,” said Chairman and Chief Executive Officer Mortimer B. Fuller III. “His entrepreneurial approach and leadership at FSG set the standards for safety, training and professionalism in business aviation. We pursue those same high standards at Genesee & Wyoming, and I believe his knowledge and operations experience will be of great benefit to the Board.”

GWI is a leading operator of short line and regional freight railroads in the United States, Canada, Mexico, Australia and Bolivia. The company operates over 9,100 miles of owned and leased track and more than 3,000 additional miles under track access arrangements.

Source: Genesee & Wyoming Inc.
Contact: Craig MacQueen, Corporate Communications, 203-629-3722
Web Site: www.gwrr.com